Exhibit 99.1
Media Relations:	Investor Relations:
Beth Amorosi	Brett Maas
FastLane Communications	Hayden Communications
973-582-3498	646-536-7331
bamorosi@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2008
First Quarter Financial Results

Total Revenue Up 105% as Webcasting Revenue Increases 60%;
Company Generates Positive Cash Flow from Operations

POMPANO BEACH, FL - February 14, 2008 - Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the fiscal first quarter, the three months ended December 31, 2007.

Financial Highlights

•	Record first quarter revenue of approximately $4.5 million, up 104.7% from the first quarter of the prior fiscal year and up 8.6% sequentially compared to the Company’s fourth quarter of fiscal 2007.
•	Excluding acquisitions, the Company’s first quarter revenues grew organically by approximately 20.9%, year-over-year.
•
Gross profit margin as a percent of sales increased to 70.0% for the first quarter of fiscal 2008, compared to 61.3% for the first quarter of fiscal 2007 and compared sequentially to 65.1% for the fourth quarter of fiscal 2007.

•	Operating expenses as a percent of sales decreased to approximately 108.7% for the first quarter of fiscal 2008, from approximately 130.8% for the first quarter of fiscal 2007.
•
The net loss for the first quarter of fiscal 2008 was entirely due to non-cash items and as a result, the Company generated approximately $57,000 in positive cash flow from operations for the quarter ended December 31, 2007.

•	The Company’s cash balance was approximately $1.0 million at December 31, 2007, up from approximately $560,000 as of September 30, 2007.

Financial Discussion

Revenue for the quarter was approximately $4.5 million, an increase of 104.7% from approximately $2.2 million for the first quarter in the prior fiscal year and up 8.6% sequentially compared to the fourth quarter of fiscal 2007. The revenue growth was due to a 59.8% increase in revenues from the Webcasting division of the Web Communications Services Group and the contribution of approximately $1.8 million in revenue from Infinite Conferencing, which was acquired during April of 2007 and accordingly had no revenue during the first quarter of fiscal 2007.

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Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “This was a strong quarter for Onstream, with more than 100% year-over-year revenue growth and over 20% organic revenue growth excluding the acquisitions of Infinite Conferencing and Auction Video. In fact, we achieved record revenue and are tracking ahead of our growth targets for the year despite the previous loss of a Digital Media Services Group customer representing $246,000, or 11%, of revenue in the first quarter of last year. Today we have a much more stable and diversified base of revenue with a large recurring revenue component, setting the stage for more predictable and sustainable future growth.”

Consolidated gross margin for the quarter was approximately $3.1 million, or 70.0% of revenues, compared with gross margin of $1.3 million, or 61.3% of revenues, for the first quarter of the prior fiscal year. The increase in gross margin to record levels was due in large part to the contribution of higher-margin Infinite Conferencing revenue absent in the prior-year, improvement in Webcasting margins as well as increased revenue leveraged against the Company’s fixed expense base. The gross margin on Infinite Conferencing revenue was approximately 81% for the quarter and the Webcasting division contributed gross profit margin of approximately 70%.

Total operating expenses for the quarter were $4.8 million compared to $2.8 million in the prior-year first quarter. The increase was primarily due to increased compensation and depreciation and amortization expense. The Company reported a loss from operations (before interest expense and other non operating items) of $1.7 million compared to a loss from operations of $1.5 million for the first quarter of the prior fiscal year. Included in this fiscal 2008 first quarter loss was $1.0 million in depreciation and amortization expenses, which represents an increase of 52.7%, compared to the approximately $682,000 in similar expenses in the prior-year first quarter.

Mr. Selman continued, “Our ability to achieve the highest gross profit margins in our Company’s history and to grow revenues faster than our operating expenses demonstrates the strong operating leverage inherent in our business model. As a percent of revenue, total operating expenses decreased from approximately 130.8% of revenue in last year’s first quarter to approximately 108.7% of total revenue this quarter. Going forward, we expect to improve our net operating margin as we continue to grow our revenue base, improving the Company’s overall profitability.”

The consolidated net loss for the quarter was approximately $(1.7) million, or $(0.04) loss per share (based on 42.1 million weighted average shares outstanding), as compared to a loss of approximately $(3.5) million, or $(0.21) loss per share (based on 16.6 million weighted average shares outstanding) for the prior fiscal year’s first quarter. The decreased net loss was primarily due to a significant number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures in the quarter ended December 31, 2006 and the resulting write-off of unamortized discount as interest expense at that time. Similar transactions did not occur in the quarter ended December 31, 2007.

The net loss for the first quarter of fiscal 2008 was entirely due to approximately $1.8 million in non-cash items, including depreciation and amortization expense and consultant and employee compensation paid in shares and options. As a result, the Company generated approximately $57,000 in positive cash flow from operations for the quarter ended December 31, 2007, before changes in working capital components, and increased its December 31, 2007 cash balances by approximately $459,000 compared to cash as of September 30, 2007.

Outlook

“As expected, the first quarter of fiscal 2008 represented a strong start to what we believe will be a record year, both in terms of revenue growth and also the Company’s bottom-line results,” Mr. Selman continued. “We are reiterating our expectation of 40% top-line growth for the fiscal year and continue to believe we will experience continued reductions in our non-cash net loss throughout the remainder of the fiscal year.”

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Teleconference

Onstream Media will hold a conference call on Thursday, February 14, 2008 at 4:30 pm ET to discuss its fiscal 2008 first quarter financial results. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=46022 or by calling 1-866-682-6100 or 201-499-0416. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=46022.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,
	2007	2006
REVENUE:
DMSP and hosting	$271,976		$84,203
Network usage	627,961		529,760
Webcasting	1,597,449		999,468
Audio and web conferencing	1,779,674		-
Other	175,247		561,082
Total revenue	4,452,307		2,174,513

COSTS OF REVENUE:
DMSP and hosting	106,130		35,490
Network usage	244,509		232,825
Webcasting	476,548		337,256
Audio and web conferencing	342,266		-
Other	164,084		236,080
Total costs of revenue	1,333,537		841,651

GROSS MARGIN	3,118,770		1,332,862

OPERATING EXPENSES:
General and administrative:
Compensation	2,416,619		1,277,850
Professional fees	710,973		498,940
Other	670,776		386,205
Depreciation and amortization	1,041,308		681,723
Total operating expenses	4,839,676		2,844,718

Loss from operations	(1,720,906)		(1,511,856)

OTHER INCOME (EXPENSE), NET:
Interest income	978		3,601
Interest expense	(6,731)		(1,871,095)
Debt extinguishment loss	-		(135,000)
Other income, net	17,749		26,905

Total other income (expense), net	12,356		(1,975,589)

Net loss	$(1,708,550)	$	(3,487,445)

Loss per share - basic and diluted:

Net loss per share	$(0.04)		$(0.21)

Weighted average shares of common stock outstanding - basic and diluted	42,132,382		16,579,373

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	September 30, 2007

	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,019,669	$560,230
Accounts receivable, net	2,603,049	2,620,177
Prepaid expenses	631,164	565,649
Inventories	96,702	85,459
Other current assets	138,499	137,632
Total current assets	4,489,083	3,969,147

PROPERTY AND EQUIPMENT, net	4,949,348	5,551,026
INTANGIBLE ASSETS, net	4,758,604	5,108,604
GOODWILL, net	21,696,948	21,696,948
OTHER NON-CURRENT ASSETS	342,806	157,931

Total assets	$36,236,789	$36,483,656

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,253,765	$2,266,134
Amounts due to shareholders and officer	109,419	109,419
Deferred revenue	186,157	215,400
Notes payable - current portion, net of discount	633,629	138,629
Total current liabilities	4,182,970	2,729,582

Notes payable, net of current portion	219,785	255,329

Total liabilities	4,402,755	2,984,911

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, 71,963 and 69,196 issued and outstanding, respectively	7	7
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 42,188,217 and 41,880,707 issued and outstanding, respectively	4,219	4,188
Additional paid-in capital	129,148,732	129,090,403
Unamortized discount	(78,941)	(98,491)
Accumulated deficit	(97,239,983)	(95,497,362)
Total stockholders’ equity	31,834,034	33,498,745

Total liabilities and stockholders’ equity	$36,236,789	$36,483,656

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